UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

October 26, 2007

Date of Report

(Date of earliest event reported)

Stratum Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	000-51229	51-0482104
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

Three Riverway, Suite 1500

Houston, TX 77056

(Address of principal executive offices, including zip code)

(713) 479-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 26, 2007, Stratum Holdings, Inc. (the “Registrant”) and its wholly owned subsidiary, Tradestar Construction Services, Inc., a New Mexico corporation (“Tradestar”), entered into an Asset Purchase Agreement for the sale of substantially all of Tradestar’s assets to Tradesmen Services, Inc., a privately held Ohio corporation  (“Tradesmen Services”). Tradesmen Services is a wholly owned subsidiary of Tradesmen International, Inc., a privately held Ohio corporation. Included in the sale are Tradestar’s construction staffing centers in Albuquerque, New Mexico; Phoenix and Tempe, Arizona; and Las Vegas, Nevada. Tradesmen Services expects to continue operating these construction staffing centers under the Tradestar name for the near term.

Tradestar received $3,200,000 in cash for the Tradestar assets and expects to receive additional cash proceeds in January 2008 as a working capital adjustment, the aggregate of which will not exceed 10% of the total assets of the Registrant and its consolidated subsidiaries. In partial consideration for the payment of the purchase price, Tradestar has agreed not to engage in the construction staffing business for a five year period ending on October 26, 2012.

Tradestar has applied the sales proceeds to the repayment of debt and other accrued obligations including the payment of the entire indebtedness of Tradestar under its revolving credit facility with Wells Fargo Bank, National Association (“Wells Fargo”), acting through its Wells Fargo Business Credit operating division.

In addition to the Asset Purchase Agreement, the Registrant and Tradestar entered into a Transition Services Agreement with Tradesmen Services under which a specified employee of Tradestar will provide payroll, accounting and information technology services to Tradesmen Services for a limited period beginning on the closing date and ending on December 31, 2007 (unless earlier terminated pursuant to the terms of that agreement). Tradesmen Services will pay $2,700 per month to Tradestar for the provision of such services.

Copies of the Asset Purchase Agreement and the Transition Services Agreement are attached hereto as Exhibits 10.1 and 10.2, respectively. A copy of the press release issued on October 29, 2007 announcing the asset sale transaction is attached hereto as Exhibit 99.1.

Item 1.02. Termination of a Material Definitive Agreement.

As described in Item 1.02, a portion of the proceeds from the asset sale transaction were used to pay all of Tradestar’s indebtedness under its revolving credit facility with Wells Fargo. The revolving credit facility provided for aggregate borrowings of up to $8.5 million, consisting of a revolving credit line of up to $7.0 million (subject to a borrowing base) and a $1.5 million term structural overadvance, which borrowings were guaranteed by the Company and secured by substantially all of the assets of Tradestar and another wholly owned subsidiary of the Registrant, Petroleum Engineers, Inc. The revolving credit facility was to mature in May 2010 and bore interest at prime plus 3% per annum. Borrowings under the structural overadvance of $1.5 million bore interest at prime plus 6% per annum and was to mature in March 2009. Of the $2,272,235.22 paid to Wells Fargo on the closing date of the asset sale $1,815,828.36 was applied to the repayment of principal and accrued interest on the revolving credit facility, and $456,406.86 was applied to the repayment of principal and accrued interest on the structural overadvance.

As a result of such repayment, the (i) Credit and Security Agreement dated as of May 23, 2006, as amended by a First Amendment dated as of March 2, 2007, (ii) Security Agreement dated as of May 23, 2006, (iii) Amended and Restated Revolving Note dated March 2, 2007, in the principal amount of $7,000,000, (iv) Structural Overadvance Note dated March 2, 2007, in the principal amount of $1,500,000, (v) Guaranty By Corporation dated as of May 23, 2006 (collectively, the “Wells Fargo Loan Documents”), were, in each case, terminated as of the closing date of the asset sale transaction as to Tradestar, and Wells Fargo’s security interest in the assets securing the obligations of Tradestar under the Wells Fargo Loan Documents were extinguished and released.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The description of the material terms of the disposition of substantially all of the assets of Tradestar in Item 1.01 of this Form 8-K is incorporated by reference into this Item.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits

10.1	Asset Purchase Agreement dated as of October 26, 2007, by and among Stratum Holdings, Inc., Tradestar Construction Services, Inc., and Tradesmen Services, Inc.

10.2	Transition Services Agreement dated as of October 26, 2007, by and among Stratum Holdings, Inc., Tradestar Construction Services, Inc., and Tradesmen Services, Inc.

99.1	Press release issued October 29, 2007.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

STRATUM HOLDINGS, INC. (Registrant)

Date:	November 2, 2007	By:	/s/ D. Hughes Watler, Jr.
D. Hughes Watler, Jr.
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Asset Purchase Agreement dated as of October 26, 2007, by and among Stratum Holdings, Inc., Tradestar Construction Services, Inc., and Tradesmen Services, Inc

10.2	Transition Services Agreement dated as of October 26, 2007, by and among Stratum Holdings, Inc., Tradestar Construction Services, Inc., and Tradesmen Services, Inc

99.1	Press release issued October 29, 2007.